ELCE INTERNATIONAL INC.

Costa Rica, August ,18,2001

OZOLUTIONS INC
30 Denver Crescent,suite 200
Toronto.Ontario Canada M2J 1G8

Dear Mr Max Weissengruber,
President, Ozolutions Inc.

Re : Agreement between Elce Internationl and Ozolutions

This letter is to confirm our business arrangement between our two companies.

1.Ozolutions has the right to sell in the Carribean ,Costa Rica ,Jamaica,Panama ,Mexico and Ecuador jointly with Elce Products.
2.Elce International agrees that Ozolutions will sell ,Elce products based on the official price list minus a thirty percent (30%) discount to be applied as a distributor .
3.Ozolutions Inc ,agrees to sell Elce products at the agreed International price list ,based on a C&F to the designated areas,as per press release.
4.Elce has the option to purchase Ozolutions products and distribute them in the same territories where Ozolutions is actively involved with Elce ,at the same condition ,with a discount of 30%, based on the official Ozolutions price list.
5.This non exclusive agreement has a validity of one year with the possibility to be extended for the next 2 years .During the first year of activity, Ozolutions has the option of becoming our exclusive distributor provided that certain contractual conditions are met.
6.This agreement replaces any other previous one between the parties.

Thank you for your cooperation and lets have a profitable 2002

Yours truly,

Claudio Sgarbi
President

Correspondance Office: *Via Nizzola 3 - 6850 Mendrisio - Switzerland*
Ph: (41) 91-646 90 22 Fax: (41) 91-646 77 60 e-mail: elce@ticino.com
Website: www.elce.ch

ELCE International Inc. Agreement

The suppliers' agreement of August 18, 2001 with Elce International Inc. has been extended for an indefinite period of time and is still in force as of the current date. In December of 2004, Ozolutions Inc. became International Development Corp. In January of 2005, International Development Corp. transferred the ELCE International Inc.'s distribution rights to its wholly owned subsidiary FreshWater Technologies Inc.

In October of 2005, International Development Corp. sold the name, assets, liabilities and goodwill of FreshWater Technologies Inc. water treatment related assets to Brian Robertson and Max Weissengruber.

On January 1, 2006, Max Weissengruber and Brian Robertson sold the name, assets, liabilities and goodwill to HMI Technologies Inc, which changed its name to Freshwater Technologies Inc. Freshwater Technologies Inc. continues to operate under the same terms and conditions as contained in the August 18, 2001 ELCE distribution agreement.